UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

SCHEDULE 14A

(RULE 14a-101)

_________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lindblad Expeditions Holdings, Inc.

_____________________________________________________________________________________

(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

_________________

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

_________________

The 2017 Annual Meeting of Stockholders of Lindblad Expeditions Holdings, Inc. will be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, on Wednesday, June 7, 2017, beginning at 10:00 A.M. local time. At the meeting, the holders of outstanding common stock will act on the following matters:

(1)      The election of L. Dyson Dryden, John M. Fahey and Catherine B. Reynolds, the three nominees named in the attached proxy statement, as Class B Directors to serve terms expiring at the annual meeting of stockholders to be held in 2020 and until their successors have been elected and qualified;

(2)      The approval, on an advisory basis, of the 2016 compensation of our named executive officers;

(3)      The ratification of the appointment of Marcum LLP as our independent registered certified public accounting firm for fiscal 2017; and

(4)      The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 12, 2017 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

We hope you will be able to attend the meeting, but in any event we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or by e-mail, you may submit your vote by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save the Company significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

/s/ Mark D. Ein
Mark D. Ein
Chairman of the Board

Dated: April 21, 2017

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PRINCIPAL STOCKHOLDERS	5
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7
PROPOSAL NO. 1 ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	11
EXECUTIVE OFFICERS	15
EXECUTIVE COMPENSATION	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
PROPOSAL NO. 2 ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	30
PROPOSAL NO. 3 THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017	31
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	32
AUDIT COMMITTEE REPORT	33
STOCKHOLDER PROPOSALS FOR THE 2018 MEETING	34
OTHER MATTERS	34

i

Lindblad Expeditions Holdings, Inc.
96 Morton Street, 9th Floor
New York, NY 10014

2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2017

_________________

PROXY STATEMENT

_________________

The Board of Directors of Lindblad Expeditions Holdings, Inc. (the “Company,” “we,” “us,” “our,” and “ours”) is soliciting proxies from its stockholders to be used at the 2017 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on Wednesday, June 7, 2017, beginning at 10:00 A.M. local time, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

On or about April 21, 2017, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2017 Annual Meeting of Stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 12, 2017 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 12, 2017, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 45,141,578 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company, as determined by our Board of Directors or our executive officers, may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification may be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares of stock as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Our Board of Directors has designated Sven-Olof Lindblad and Craig I. Felenstein, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on June 6, 2017. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the 2017 Annual Meeting of Stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How is the Company soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

The three nominees receiving the highest vote totals of the eligible shares of our common stock that are present, in person or by proxy, and entitled to vote at the meeting will be elected as our directors. The approval of the advisory resolution on executive compensation and the ratification of the appointment of Marcum LLP require the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

With regard to the election of directors, votes may be cast in favor or withheld and votes that are withheld will be excluded entirely from the vote and will have no effect. You may not cumulate your votes for the election of directors.

For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against each of the proposals.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2017 Annual Meeting of Stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee that has not received voting instructions from you may not vote on any proposal other than the appointment of Marcum LLP. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval of any of the proposals and will have no effect on the outcome of any of the proposals. Your broker, bank or other nominee is permitted to vote your shares on the appointment of Marcum LLP as our independent auditor without receiving voting instructions from you.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive stockholder materials by means other than mail. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Lindblad Expeditions Holdings, Inc.
96 Morton Street, 9th Floor
New York, NY 10014
Attn: Thomas Diverio
(212) 261-9000

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access our 2017 proxy statement, our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission as well as our corporate governance and other related information on the investor relations page of our website at www.expeditions.com.

The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Thomas Diverio at our address set forth above.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth above.

Where can I find the voting results of the annual meeting?

We will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 12, 2017 by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our current directors and executive officers, and (iii) all of our current directors and executive officers as a group. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of April 12, 2017 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The address of named beneficial owners that are our officers and/or directors is: c/o Lindblad Expeditions Holdings, Inc., 96 Morton Street, 9th Floor, New York, NY 10014. The following table is based upon information supplied by officers and directors, and with respect to 5% or greater stockholders who are not officers or directors, information filed with the Securities and Exchange Commission.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Management and Directors:
Sven-Olof Lindblad(2)	13,394,277	29.7%
Ian T. Rogers(3)	1,106,334	2.5%
Craig Felenstein(4)	40,000	*
Philip Auerbach(5)	90,000	*
Dean (Trey) Byus III(6)	440,486	1.0%
Richard P. Fontaine(7)	5,000	*
J. Tyler Skarda(8)	6,667	*
Benjamin L. Bressler(9)	264,208	*
Mark D. Ein(10)	7,475,859	15.2%
L. Dyson Dryden(11)	2,394,910	5.2%
Bernard W. Aronson(12)	14,768	*
Catherine Reynolds(13)	9,972	*
Paul J. Brown(12)	14,768	*
John M. Fahey(14)	12,220	*

All directors and executive officers as a group (14 persons)	25,269,469	50.1%

5% Owners:
Capitol Acquisition Management 2 LLC(10)	7,475,859	15.2%
Putnam Investments, LLC(15)	2,350,733	5.2%
Wellington Management Group LLP(16)	4,524,896	10.0%
T. Rowe Price Associates, Inc.(17)	3,577,306	7.9%
Talas Shipping GmbH & Co. KG and Two Mountain Ltd.(18)	3,150,829	7.0%
National Geographic Society(19)	2,762,499	6.1%

____________

*         Denotes ownership of less than 1% of the outstanding shares of common stock.

(1)      Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of April 12, 2017 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Based on 45,141,578 shares of common stock issued and outstanding as of April 12, 2017 (including outstanding restricted stock).

(2)      In connection with the merger on July 8, 2015 and as a condition to the extension of the agreements between us and National Geographic Society (“National Geographic”), Mr. Lindblad entered into a call option agreement granting National Geographic the right to purchase 2,387,499 of Mr. Lindblad’s shares in the Company for a per share price of $10.00 per share. The amount of shares beneficially owned includes the shares that are subject to the option agreement with National Geographic. Excludes (i) 41,853 restricted stock units that vest in three annual installments beginning on April 3, 2018, and (ii) 41,853 performance share units that will vest, if at all, after a three-year performance period (and may be earned at a level ranging from 0% to 200%).

(3)      Includes 716,568 options to purchase shares of our common stock for $1.76 per share that vested on December 31, 2016. Excludes (i) options to purchase 716,568 shares of our common stock that vest on December 31, 2017, (ii) 27,902 restricted stock units that vest in three annual installments beginning on April 3, 2018, and (iii) 25,112 performance share units that will vest, if at all, after a three-year performance period (and may be earned at a level ranging from 0% to 200%).

(4)      Includes 40,000 shares of restricted stock that vest in equal installments on each of September 6, 2017, 2018, 2019 and 2020. Excludes (i) options to purchase 200,000 shares of our common stock vesting annually pro rata over a four-year period beginning on September 6, 2017, (ii) 22,321 restricted stock units that vest in three annual installments beginning on April 3, 2018, and (iii) 22,321 performance share units that will vest, if at all, after a three-year performance period (and may be earned at a level ranging from 0% to 200%).

(5)      Includes 90,000 shares of restricted stock that vest in equal installments on each of May 26, 2017, 2018, 2019 and 2020. Excludes (i) 22,321 restricted stock units that vest in three annual installments beginning on April 3, 2018, and (iii) 22,321 performance share units that will vest, if at all, after a three-year performance period (and may be earned at a level ranging from 0% to 200%).

(6)      Includes 143,314 options to purchase shares of our common stock for $1.76 per share that vested on December 31, 2016. Excludes (i) options to purchase 238,856 shares of our common stock that vest on December 31, 2017; (ii) 15,346 restricted stock units that vest in three annual installments beginning on April 3, 2018 and (iii) 15,346 performance share units that will vest, if at all, after a three-year performance period (and may be earned at a level ranging from 0% to 200%).

(7)      Includes 5,000 shares of restricted stock granted on January 10, 2017 as part of the 2016 CEO Allocation Plan, of which 1,667 shares vested immediately on January 10, 2017, and the remaining shares vest in equal installments on each of January 10, 2018 and 2019. Excludes 1,726 restricted stock units that vest in three annual installments beginning on April 3, 2018.

(8)      Includes 6,667 options to purchase common stock for $11.26 per shares that vested on January 4, 2017. Excludes (i) options to purchase 13,333 shares for $11.26 per share vesting 50% on each of January 4, 2018 and 2019, and (ii) 6,975 restricted stock units that vest in three annual installments beginning on April 3, 2018.

(9)      Includes 264,208 shares that were part of the purchase price of Natural Habitat, Inc.

(10)    Represents shares held by Capitol Acquisition Management 2 LLC, of which Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member. As a result, Mr. Ein has voting and dispositive control over such shares. Includes 4,004,675 warrants and 93,417 shares of incentive common stock, subject to forfeiture if our common stock does not trade above $13.00 per share for any 20 trading days during any 30-day period until July 8, 2019, which will be contributed to National Geographic for the purpose of the Lindblad Expeditions — National Geographic Joint Fund for Exploration and Conservation (“LEX-NG Fund”), for no additional consideration, within three business days after their release from escrow in connection with the lapse of such forfeiture conditions. Also includes 4,440 shares of restricted stock that vest in equal installments on each of August 8, 2017 and 2018 and 8,108 shares of restricted stock that vest in equal installments on each of August 8, 2017, 2018 and 2019, held by Mr. Ein directly.

(11)    Includes 1,334,891 warrants and 28,250 shares of incentive common stock, subject to forfeiture if our common stock does not trade above $13.00 per share for any 20 trading days during any 30-day period until July 8, 2019, which will be contributed to National Geographic for the purpose of the LEX-NG Fund, for no additional consideration, within three business days after their release from escrow in connection with the lapse of such forfeiture conditions. Also includes 4,440 shares of restricted stock that vest in equal installments on each of August 8, 2017 and 2018 and 8,108 shares of restricted stock that vest in equal installments on each of August 8, 2017, 2018 and 2019.

(12)    Includes 4,440 shares of restricted stock that vest in equal installments on each of August 8, 2017 and 2018 and 8,108 shares of restricted stock that vest in equal installments on each of August 8, 2017, 2018 and 2019.

(13)    Includes 1,243 shares of restricted stock that vest in equal installments on each of August 8, 2017 and 2018 and 8,108 shares of restricted stock that vest in equal installments on each of August 8, 2017, 2018 and 2019.

(14)    Excludes 4,440 restricted stock units that vest in equal installments on each of August 8, 2017 and 2018 and 8,108 restricted stock units that vest in equal installments on each of August 8, 2017, 2018 and 2019.

(15)    Information from Schedule 13G/A filed on February 14, 2017 by Putnam Investments, LLC (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). PI wholly owns two registered investment advisers: PIM, which is the investment adviser to the Putnam family of mutual funds, and PAC, which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have dispositive power over the shares as investment managers. In the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. Unless otherwise indicated, PAC has sole voting power over the shares held by its institutional clients. PI reported beneficial ownership of 2,350,733 shares, PIM reported beneficial ownership of 1,920,152 shares and PAC reported beneficial ownership of 430,581 shares. The address of the reporting entities is One Post Office Square, Boston, MA 02109.

(16)    Information from Schedule 13G/A filed on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Each of the entities reported shared voting power over 3,726,235 shares and shared dispositive power over 4,524,896 shares other than Wellington Management Company LLP who reported shared voting power over 3,719,231 shares and shared dispositive power over 4,168,542 shares. The address of the reporting entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(17)    Information from Schedule 13G/A filed on February 7, 2017 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Funds, Inc. T. Rowe Price Associates, Inc. reported sole voting power over 551,005 shares and sole dispositive power over 3,577,306 shares. T. Rowe Price New Horizons Funds, Inc. reported sole voting power over 3,026,301 shares. The address of the reporting entities is 100 E. Pratt Street, Baltimore, MD 21202.

(18)    Information from Schedule 13G/A filed on February 14, 2017 by Talas Shipping GmbH & Co. KG (“Talas”), Two Mountain Ltd. (“Two Mountain”), Johann Killinger (“Dr. Killinger”) and Dirk Baldeweg (“Dr. Baldeweg”). Each of Dr. Killinger and Dr. Baldeweg serve as managing director to Talas and director to Two Mountain. Each of Dr. Killinger and Dr. Baldeweg may be deemed the beneficial owner of (i) 1,136,587 shares beneficially owned by Talas and (ii) 2,014,242 shares beneficially owned by Two Mountain. The address of the reporting entities is Schlossstrasse 5, 23883 Seedorf, Germany.

(19)    The extension of our Alliance and License Agreement and Tour Operator Agreement between us and National Geographic was contingent on the execution by Mr. Lindblad of a call option agreement granting National Geographic the right to purchase 2,387,499 of Mr. Lindblad’s shares in the Company for a per share price of $10.00 per share. The amount of common stock expected to be beneficially owned by National Geographic assumes the exercise of this call option by National Geographic. The amount beneficially owned also includes 375,000 shares contributed to National Geographic, for no additional consideration, for the purpose of the LEX-NG Fund and excludes 125,000 shares that will be contributed to National Geographic, for no additional consideration, by Mr. Ein, Mr. Dryden and the other initial stockholders for the purpose of the LEX-NG Fund if our common stock trades above $13.00 per share for any 20 trading days during any 30-day period until July 8, 2019. The business address of National Geographic is 1145 17th Street NW, Washington, DC 20036. Assuming National Geographic exercises its option to acquire shares of our common stock, Gary E. Knell will have dispositive and/or voting power with respect to such shares by reason of his status as President and Chief Executive Officer of National Geographic. Mr. Knell disclaims beneficial ownership of any shares of our common stock owned or acquired by National Geographic.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders holding more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of the ownership reports filed with Securities and Exchange Commission during 2016, we believe that all Section 16(a) filing requirements were met.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

We maintain a staggered Board of Directors divided into three classes. Each director generally serves for a term ending on the date of the third annual stockholders’ meeting following the annual stockholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified. The number of authorized directors as of the date of this proxy statement is seven.

Currently, there are two directors in Class A (Bernard W. Aronson and Paul J. Brown), three directors in Class B (L. Dyson Dryden, John M. Fahey and Catherine B. Reynolds) and two directors in Class C (Sven-Olof Lindblad and Mark D. Ein). At the annual meeting, the term of our Class B directors, L. Dyson Dryden, John M. Fahey and Catherine B. Reynolds, will expire. At the annual meeting, our stockholders will elect L. Dyson Dryden, John M. Fahey and Catherine B. Reynolds as Class B directors to serve until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Information about each of our directors and director nominees is set forth below.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the Board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected. We strongly encourage our directors to attend our annual meeting.

The following sets forth certain information, as of April 12, 2017, about each of the Board’s nominees for election at the annual meeting and each of our directors whose term will continue after our annual meeting.

Nominees for Election at the Annual Meeting

Class B Directors — Term Expiring 2020

L. Dyson Dryden, age 41, has served as a member of the Board of Directors since March 2013. Mr. Dryden has served as the President and Chief Financial Officer and a member of the Board of Directors of Capitol Acquisition Corp. III since July 2015 and was our Chief Financial Officer from March 2013 until the merger with Lindblad Expeditions, Inc. (“Lindblad”) on July 8, 2015. Mr. Dryden is the founder of Dryden Capital Management, LLC, a private investment firm that invests in and builds private companies, and has served as its President since March 2013. From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a middle market investment banking firm. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation. Mr. Dryden holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.

We consider Mr. Dryden well-qualified to serve as a member of the Board due to his finance and capital markets knowledge and experience.

John M. Fahey, age 65, has served as a Director since July 8, 2015. Mr. Fahey served as Chairman of the National Geographic Society from January 2011 to February 2016 and was Chief Executive Officer of the National Geographic Society from March 1998 to December 2013 and President of the organization from March 1998 to December 2010. During his tenure as President and Chief Executive Officer, Mr. Fahey led the Society’s entry into cable television with the National Geographic Channels; the international growth of National Geographic magazine; and the extension of National Geographic content into digital media. Mr. Fahey joined National Geographic in April 1996, as the first President and Chief Executive Officer of National Geographic Ventures, the nonprofit Society’s wholly owned, taxable subsidiary. Prior to that, he was Chairman, President and Chief Executive Officer of Time Life Inc., a wholly-owned subsidiary of Time Warner Inc., for seven years. He worked previously for Home Box Office, where he was instrumental in the startup of CINEMAX. In February 2014, former President Obama appointed Mr. Fahey to a six-year term on the Smithsonian Board of Regents, the governing body of the Smithsonian Institution. He also serves on the board and executive committee of the Smithsonian National Museum of Natural History as well as the boards of Time Inc., where he is lead director, and Johnson Outdoors Inc. Mr. Fahey received his bachelor’s degree in engineering from Manhattan College and his master’s in business administration from the University of Michigan. In 2008, he received the David D. Alger Alumni Achievement Award from the University of Michigan’s Ross School of Business.

We consider Mr. Fahey well-qualified to serve as a member of the Board due to his relationship with the National Geographic Society and his business leadership.

Catherine B. Reynolds, age 59, has served as a Director since May 5, 2016. Mrs. Reynolds is a founder of Educap Inc., which has provided more than $5.0 billion in education loans to hundreds of thousands of qualified students and families, and has been its Chairman of the Board, Chief Executive Officer and President since 1989. She is a successful business leader and social entrepreneur who currently devotes her time and abilities primarily to philanthropic pursuits through the Catherine B. Reynolds Foundation. In 2004, Mrs. Reynolds was selected by BusinessWeek magazine as one of the 50 most philanthropic living Americans and the first self-made woman to make their list. She is also the recipient of the Woodrow Wilson Award for Corporate Citizenship, bestowed annually on America’s most outstanding business leaders by the Woodrow Wilson International Center for Scholars. She is a current or former trustee of a number of organizations including New York University, Vanderbilt University, Harvard Kennedy School’s Center for Public Leadership, the John F. Kennedy Center for the Performing Arts, and the American Academy of Achievement and serves as the Chairman of the board of directors of Lyndra, Inc. Mrs. Reynolds started her career at the accounting firm of Arthur Young as a certified public accountant and is a graduate of Vanderbilt University.

We consider Ms. Reynolds well-qualified to serve as a member of the Board due to her business leadership and financial background.

RECOMMENDATION OF THE BOARD:
The Board of Directors recommends a vote FOR each of the above director nominees.

Directors Continuing in Office

Class A Directors — Terms Expiring 2019

Bernard W. Aronson, age 70, has served as a Director since July 29, 2015. Mr. Aronson is currently Founding Partner of ACON Investments, L.L.C., a middle market private equity group. He served as the U.S. Special Envoy to the Columbian Peace Process, appointed by former President Obama in February 2015. His distinguished career has included positions in the private and government sectors, including international advisor to Goldman, Sachs & Co. from 1993 to 1996; Assistant Secretary of State for Inter-American Affairs from 1989 to 1993 where he was presented with the State Department’s highest honor, the Distinguished Service Award for his role in ending the conflicts in Central America, and again for ending the conflict in Columbia; and several White House positions under the Carter Administration. Mr. Aronson previously served as a director of Royal Caribbean Cruises LTD from 1993 until 2015, and also serves or has served during the past five years as a director of Kate Spade Inc., Hyatt Hotels Corporation, Chroma Oil and Gas, LP, Sequitur Energy, ACON Franchise Holdings, Mariner Energy and Northern Tier Energy. He serves on several non-profit boards, including The Amazon Conservation Team and the National Democratic Institute for International affairs and is a member of the Council on Foreign Relations. He graduated with Honors from the University of Chicago.

We consider Mr. Aronson well-qualified to serve as a member of the Board due to his prior experience as a member of the Board of Directors of Royal Caribbean Cruises LTD and his extensive business experience.

Paul J. Brown, age 50, has served as a Director since July 8, 2015. Mr. Brown has served as the Chief Executive Officer of Arby’s Restaurant Group, Inc. since May 2013. He served as President, Brands and Commercial Services for Hilton Worldwide, Inc., a global hospitality company, from 2008 to April 2013. From 2005 to 2008, Mr. Brown was with Expedia Inc., most recently serving as President, Expedia North America and Expedia Inc. Partner Services Group. From 2001 through 2005, Mr. Brown was a Partner with McKinsey & Co., Inc. in their London and Atlanta offices. Earlier in his career, he was Senior Vice President of Brand Services for Intercontinental Hotels Group, Inc., a Manager with the Boston Consulting Group, Inc., and a Senior Consultant with Andersen Consulting. Mr. Brown is currently a director of H&R Block, Inc. and J.C. Penney Company, Inc., and serves as a member of the Georgia Institute of Technology’s Advisory Board, and the boards of the Metro Atlanta Chamber and the Arby’s Foundation. Mr. Brown was previously a director of Borders Group, Inc. from 2009 until 2011, where he was a member of the Audit Committee. Mr. Brown holds a B.A. in Management from the Georgia Institute of Technology and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

We consider Mr. Brown well-qualified to serve as a member of the Board due to his executive leadership, operations, financial management, e-commerce, brand management, and enterprise risk management experience.

Class C Directors — Terms Expiring 2018

Mark D. Ein, age 52, has served as our Chairman of the Board and Director since March 2013. Mr. Ein served as Chief Executive Officer, Treasurer and Secretary of Capitol Acquisition Corp. II (“Capitol”) until its merger with Lindblad on July 8, 2015, and is currently the Chairman, Chief Executive Officer, and a member of the Board of Directors of Capitol Acquisition Corp. III. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 25-year career. From June 2007 to October 2009, Mr. Ein was the Chief Executive Officer and Director of Capitol I, a blank check company formed for substantially similar purposes as Capitol. Capitol I completed its business combination with Two Harbors Investment Corp., a Maryland real estate investment trust, in October 2009. From October 2009 to May 2015, Mr. Ein served as the Non-Executive Vice Chairman of Two Harbor’s Board of Directors. Mr. Ein is Co-Chairman and Principal Shareholder of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a leading provider of managed security systems for commercial real estate that he acquired in January 2007. In 2008, Mr. Ein founded and is the owner of the Washington Kastles, the WorldTeamTennis (“WTT”) franchise in Washington, D.C., that has won the league championship six times in its nine years in the league. In 2009, he was given the key to the city of Washington, D.C. by Mayor Adrian Fenty for the team’s contributions to the city and broader community. On March 13, 2017, Mr. Ein led the acquisition of WTT, the iconic American pro team tennis league owned and founded by Billie Jean King in 1974, of which the Kastles are a franchisee. He serves as the Chairman of WTT. Mr. Ein is also the Founder of Venturehouse Group, LLC (“Venturehouse”), a holding company that creates, invests in and builds companies, and has served as its Chief Executive Officer since 1999. He is the Chairman of the Board of Visual Systems Group, Inc. (“VSGi”), a provider of videoconferencing solutions that is owned by Venturehouse. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.à.r.l. in April 2007), the acquisition of VSGi from Net2000 Communications, and an early investment in XM Satellite Radio. Previously in his career, Mr. Ein worked for The Carlyle Group, Brentwood Associates and Goldman, Sachs & Co. Mr. Ein is the Chairman of the Board of the District of Columbia Public Education Fund (DC-PEFF), which serves to catalyze private sector support for the D.C. Public School System and that has raised over $100 million of philanthropic funds in his seven years as Chairman. Mr. Ein also serves on the Board of Directors of the United States Tennis Association (as Vice President), The District of Columbia College Access Program (DC-CAP) and the International Tennis Hall of Fame. He was appointed by Mayor Vincent Gray to be a member of the D.C. Tax Revision Commission in 2012 and he serves on the Executive Committee of the Federal City Council and the D.C. Policy Center that he co-founded in 2016. Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School.

We consider Mr. Ein well-qualified to serve as a member of the Board due to his public company experience, business leadership and operational experience.

Sven-Olof Lindblad, age 66, founded Lindblad and has been its President and Chief Executive Officer since its inception. Mr. Lindblad has served as our Director since July 8, 2015. Mr. Lindblad’s travel background and familiarity with adventure-travel and wildlife dates back to his childhood and with his father, Lars-Eric Lindblad. Mr. Lindblad founded Lindblad in order to offer innovative and educational travel expeditions to the world’s most remarkable places, capturing the true spirit of adventure. In May 2006, Mr. Lindblad received international recognition for his model of tourism in a ceremony hosted by HRH, Grand Duke Henri of Luxembourg at the Grand-Ducal Palace. In addition, a newly discovered endemic species of moth in the Galápagos Islands, Undulambia lindbladi, has been named in honor of Mr. Lindblad. He is an honorary member of the General Assembly of the Charles Darwin Foundation for the Galápagos Islands; serves on the Board of The Safina Center and on the National Geographic Council of Advisors; is commissioner of the Aspen Institute’s Commission on Arctic Climate Change, is a founder of the non-profit organization, Ocean Elders, which brings together global leaders to pursue the protection of the ocean’s habitat and wildlife, and serves on the Board of Advisors for Pristine Seas.

We consider Mr. Lindblad well-qualified to serve as a member of the Board due to his leadership, extensive travel background and familiarity with adventure-travel.

CORPORATE GOVERNANCE

Board Composition

Directors hold office for a term ending on the date of the third annual stockholders’ meeting following the annual meeting at which such director’s class was most recently elected until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our directors. Our bylaws provide that the number of members of our Board of Directors may be changed from time to time by resolutions adopted by the Board of Directors provided that there shall not be less than one director nor more than nine directors. Our Board of Directors currently consists of seven members.

Board Leadership Structure

Our Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman should be separate. Our Board reserves the right to assign the responsibilities of the Chief Executive Officer and Chairman position as determined by our Board to be in our best interest. In the circumstance where the responsibilities of the Chief Executive Officer and Chairman are vested in the same individual or in other circumstances when deemed appropriate, the Board will designate a lead independent director from among the independent directors to preside at the meetings of the non-employee director executive sessions.

Currently, Mark D. Ein serves as our non-executive Chairman of the Board. Our Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate.

Board Role in Risk Oversight

Our full Board is responsible for the oversight of our operational risk management process. Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our audit committee with appropriate reporting to the full Board. Our Board relies on our compensation committee to address significant risk exposures facing us with respect to compensation. Our compensation committee will periodically conduct a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect us.

Number of Meetings of the Board of Directors

The Board held a total of six meetings during 2016. Directors are expected to attend Board meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board during 2016. We do not have a formal policy requiring directors to attend annual meetings of stockholders. All of our directors attended the 2016 annual meeting in person or via telephone.

Director Independence

The Board has determined that each of Bernard W. Aronson, Paul J. Brown, L. Dyson Dryden, Mark D. Ein, John M. Fahey, and Catherine B. Reynolds qualify as “independent” directors under the applicable definition of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).

Stockholder Communications

Stockholders may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 96 Morton Street, 9th Floor, New York, NY 10014. The Board Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees: (i) a nominating committee, (ii) an audit committee and (iii) a compensation committee. Each of these board committees are described below. Members of these committees will be elected annually at the regular Board meeting held in conjunction with the annual stockholders’ meeting. The charters of our nominating committee, audit committee and compensation committee are available on the investor relations page of our website at www.expeditions.com.

Nominating Committee

The nominating committee consists of Messrs. Ein, Fahey and Brown, with Mr. Ein serving as Chairman. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. During the fiscal year ended December 31, 2016, our nominating committee met once.

The nominating committee considers persons identified by its members, management, stockholders, investment bankers, and others. Currently, the guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•         should have demonstrated notable or significant achievements in business, education or public service;

•         should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•         should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Nominations of persons for election to the Board at the annual meeting may also be made by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to our Secretary at 96 Morton Street, 9th Floor, New York, NY 10014. To be timely, a stockholder’s notice shall be received by the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholders’ notice to the Secretary must also include the information about the stockholder and the nominee as well as the other information required pursuant to our bylaws.

Audit Committee

The audit committee consists of Messrs. Dryden, Brown and Ein, with Mr. Dryden serving as Chairman. Each of the members of the audit committee is independent under the applicable Nasdaq listing standards for audit committee members. The purpose of the audit committee is to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of our independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management our compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•         establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

During the fiscal year ended December 31, 2016, our audit committee met four times.

Financial Experts on Audit Committee. The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the Securities and Exchange Commission, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that each of Messrs. Dryden, Brown and Ein satisfy Nasdaq’s definition of financial sophistication and also will qualify as an “audit committee financial expert” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

The compensation committee consists of Messrs. Fahey, Dryden and Ein and Ms. Reynolds, with Mr. Fahey serving as Chairman. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans. The compensation committee’s duties, which are specified in the compensation committee charter, include, but are not limited to:

•         establishing compensation plans and compensation policy;

•         approving compensation arrangements for senior management, including annual incentive and long-term compensation;

•         reviewing leadership development and succession planning; and

•         making grants under our equity incentive plans.

During the fiscal year ended December 31, 2016, our compensation committee met four times.

Director Compensation

Our non-employee director compensation currently includes annual cash fees of $50,000 and an annual grant of $75,000 in shares of restricted stock that vests over three years. Our pro-rated 2015 annual restricted grant was made in January 2016, with the award resulting in 6,660 restricted shares per director that vest in three equal annual installments on each of August 8, 2016, 2017 and 2018 (other than with respect to Catherine Reynolds, who received a pro-rated award upon joining the Board in May 2016). Our 2016 annual restricted stock grant was made in August 2016, with the award resulting in 8,108 restricted shares per director that vest in three equal annual installments on each of August 8, 2017, 2018 and 2019. We have also established a deferred compensation program for our non-employee directors to elect to defer receipt of their director compensation.

In order to increase their knowledge and understanding of our business and the related challenges that the business faces, we encourage our non-employee Board members and their families to experience our expeditions. As a result, in 2016 we adopted a Directors Expedition Policy. Under this policy, a Board member is entitled to take one expedition every other calendar year with no cost to the director. Each expedition the director partakes in must be on a different vessel and must be a different itinerary than they have taken in the past. The director’s family, at the cost to the director including airfare, may accompany the director on the expedition. Each of the director’s family members will be charged a rate equal to the lowest price that we have charged to a third party for that expedition, subject to certain exceptions.

DIRECTOR COMPENSATION FOR 2016

Name	Fees Earned or Paid in Cash	Option Awards	Stock Awards(1)	All Other Compensation	Total
Mark D. Ein	$50,000	$—	$150,000	$—	$200,000
Bernard W. Aronson	$50,000	$—	$150,000	$—	$200,000
Paul J. Brown	$50,000	$—	$150,000	$—	$200,000
L. Dyson Dryden	$50,000	$—	$150,000	$—	$200,000
John M. Fahey(2)	$50,000	$—	$150,000	$—	$200,000
Catherine B. Reynolds(3)	$32,830	$—	$93,751	$—	$126,581

____________

(1)      In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee Directors during 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value is measured based on the closing fair market value of our common stock on the date of grant.

(2)      Stock awards consist of restricted stock units.

(3)      Appointed as a director on May 5, 2016.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Sven-Olof Lindblad	66	Chief Executive Officer, President and Director
Ian T. Rogers	52	Chief Operating Officer, Vice President and Treasurer
Craig I. Felenstein	44	Chief Financial Officer
Dean (Trey) Byus III	48	Chief Expedition Officer
Philip J. Auerbach	37	Chief Commercial Officer
Richard P. Fontaine	52	Chief Marketing Officer
J. Tyler Skarda	52	Senior Vice President, Marine Operations
Benjamin L. Bressler	54	President, Natural Habitat, Inc.

For information with respect to Sven-Olof Lindblad, please see the information about the members of our Board of Directors on the preceding pages. There are no family relationships among our directors or executive officers.

Ian T. Rogers joined Lindblad in the spring of 2009 as its Chief Financial Officer and Treasurer and in 2014, his role expanded to also include the positions of Vice President and Chief Operating Officer. In connection with the hiring of a separate Chief Financial Officer in November 2015, Mr. Rogers ceased serving as our Chief Financial Officer at such time. During 2008, Mr. Rogers served as an independent financial consultant to Lindblad. Mr. Rogers served as Chief Financial Officer for E Suites Hotels, LLC from 2007 to 2008 and was Chief Financial Officer of Tauck World Discovery from 2006 to 2007. From 1992 to 2006, Mr. Rogers was Senior Director of Finance, Vice President of Finance and Divisional CFO of Carlson Hotels Worldwide (Carlson Companies). Mr. Rogers has broad experience in hotel, travel, leisure, and cruise businesses in the U.S., Eastern Europe, the Caribbean and the Middle East. Mr. Rogers holds an M.B.A. from the University of Minnesota and a B.S. in Hospitality Management from the University of Bournemouth, UK.

Craig I. Felenstein joined us as Chief Financial Officer in September 2016. Mr. Felenstein brings a long history of leadership positions in a wide range of public companies, most recently serving as the Senior Vice President of Investor Relations and Strategic Finance at Shutterstock, Inc. since March 2015, where he oversaw all interaction with the investment community while leading the financial planning and analysis and corporate development functions. Prior to Shutterstock, Inc., Mr. Felenstein was at Discovery Communications, LLC (“Discovery”), from May 2008 to March 2015, serving in various management roles, including Executive Vice President of Investor Relations, where he was responsible for building and directing the investor relations function. At the same time, he was part of the executive team for several of Discovery’s businesses, including serving as the Chief Financial Officer of Digital, Chief Financial Officer of US Network Revenue and Chief Financial Officer of Animal Planet, overseeing all financial activity and helping to drive the strategy for each operating unit. Prior to Discovery, he held senior positions at News Corporation, Viacom Inc., and Arthur Andersen & Co. Mr. Felenstein holds a B.S in Accounting from Binghamton University.

Dean (Trey) Byus III joined Lindblad in 1993 as an Expedition Leader and since 2009 has served as Lindblad’s Chief Expedition Officer overseeing programming for Lindblad’s vessels. Prior to 2009, Mr. Byus served as Lindblad’s Vice President of Operations and Program Development, Director of Field Staff & Expedition Technology and Director of Field Staff. Mr. Byus has worked in regions around the world and has extensive experience in managing Lindblad’s expedition teams, vessel deployments and itineraries, R&D, pricing and marketing, as well as business development, including working with National Geographic. Mr. Byus holds a B.A. from the University of Washington.

Philip J. Auerbach joined us as Chief Commercial Officer in May 2016. Mr. Auerbach has served as Senior Vice President and Regional Chief Marketing Officer of Caesars Entertainment Corporation, a leading entertainment and hospitality company, since July 2013. From July 2007 to July 2013, Mr. Auerbach was a partner in the marketing and sales practice of McKinsey & Co., counseling clients across the financial services, hospitality, airline, and telecommunications industries. From March 2002 to April 2007, he served as a principal at Novantas, Inc., a boutique financial services consulting group. Mr. Auerbach holds a B.S. in Hospitality Management from Cornell University.

Richard P. Fontaine joined Lindblad as Chief Marketing Officer in July 2013, and oversees all marketing and sales initiatives, including public relations, communications and corporate brand positioning efforts. Mr. Fontaine brings more than 25 years of experience in consumer-direct marketing for highly-regarded lifestyle media and merchandising brands. From February 1997 until July 2013, Mr. Fontaine served as SVP, Consumer Marketing for Martha Stewart Living Omnimedia, Inc. Previously, Mr. Fontaine served in product management/marketing roles at Time Inc./Sports Illustrated, and MBI, Inc./The Danbury Mint. Mr. Fontaine holds a B.A. in Economics from Cornell University.

J. Tyler Skarda joined us as Senior Vice President, Marine Operations in January 2016 and oversees our marine operations and marine fixed assets. Mr. Skarda brings over two decades of maritime industry experience, focused on strategy, capital equipment procurement cost reduction, and shipbuilding/ship operations process improvement for global maritime companies and their suppliers. Prior to joining us, Mr. Skarda served as a consultant with the leading global management consulting firm, A.T. Kearney. Mr. Skarda started his career in the United States Navy and later worked in the Office of the Secretary of Defense as a senior maritime industry analyst prior to leaving the service. Mr. Skarda holds a B.S. in electrical engineering from California State University, Sacramento and an M.B.A. from the Fuqua School of Business at Duke University.

Benjamin L. Bressler joined us in May 2016, in connection with our acquisition of Natural Habitat, Inc., as the founder and President of Natural Habitat, Inc. Mr. Bressler founded Natural Habitat in 1985 and has led the company since then. Mr. Bressler brings over two decades of experience in nature and conservation travel. Mr. Bressler holds a B.A. in Government from Skidmore College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during 2016 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for 2016. The NEOs are identified below in the table titled “Summary Compensation Table for 2016.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after 2016 when we believe it enhances the understanding of our executive compensation program.

Overview of Our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated management team is essential to our future performance and to building stockholder value. We seek to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•         to motivate our executive officers to achieve and create stockholder value;

•         to attract and retain executive officers who we believe have the experience, temperament, talents, and convictions to contribute significantly to our future success; and

•         to align the economic interests of our executive officers with the interests of our stockholders.

In light of these objectives, we will seek to reward our NEOs for creating value for our stockholders and for loyalty and dedication to us.

Setting Executive Compensation

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our response to the outcome of the advisory votes of stockholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans.

Our Board of Directors, our compensation committee and our Chief Executive Officer will each play a role in setting the compensation of our NEOs. Our Board of Directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program.

In setting compensation, our compensation committee (or, with respect to certain performance-based compensation opportunities, a subcommittee thereof) will consider the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to the chief executive officer and other executive officers, excluding the chief financial officer. However, compensation that is considered “performance-based” compensation under Section 162(m) is not subject to the $1.0 million limit on deductibility. The compensation committee will consider the deductibility of performance-based compensation under Section 162(m) in setting compensation for executive officers, but it may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for executive officers or for other reasons. In addition, notwithstanding intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.

For fiscal 2016, the compensation committee retained the firm of Frederic W. Cook & Co. to provide assistance with the structuring and development of a comprehensive executive compensation program based on performance, utilizing the elements discussed below.

We first engaged the firm of Frederic W. Cook & Co. in 2015 to provide assistance with the development of executive incentive plans. We considered all factors relevant to Frederic W. Cook & Co.’s independence from management, including but not limited to the following factors:

•         The provision of other services that the consultant provides to us;

•         The amount of fees received from us as a percentage of the consultant’s total revenue;

•         The consultant’s policies and procedures designed to prevent conflicts of interest;

•         Business or personal relationships of the consultant with our compensation committee members;

•         The amount of our stock owned by the consultant; and

•         Business or personal relationships of the consultant with our executive officers.

Elements of Executive Compensation

Our executive compensation program for our NEOs consists of the following elements:

•         Base salary;

•         Short-term (annual) incentive compensation;

•         Long-term incentive compensation; and

•         Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. Generally, our compensation committee will set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Base salaries will generally be reviewed annually by our compensation committee, subject to terms of employment agreements, and will adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

The 2017 base salaries for our NEOs, as well as the percentage increase (decrease) from the 2016 base salaries, if any, are as follows:

Name	2017 Base Salary	Percentage Increase (Decrease) Over 2016 Base Salary
Sven-Olof Lindblad	$500,000	(26)%
Ian T. Rogers	$450,000	—%
Craig I. Felenstein	$400,000	—%
Dean (Trey) Byus III	$275,000	21%
Philip J. Auerbach	$400,000	—%

In 2017, Mr. Lindblad voluntarily agreed to a reduction in base salary in connection with the opportunity to earn incentive compensation under the new short-term and long-term incentive compensation plans described below.

Short-Term (Annual) Incentive Compensation

2016 Short-Term (Annual) Incentive Compensation

We utilize annual cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon.

Due to the timing of our merger and transition into a public company, our compensation committee did not establish fixed performance parameters for our NEOs for fiscal 2016. Accordingly, the bonuses awarded to our NEOs were based on existing contractual requirements (as described below) or discretionary awards not tied to any specific financial and non-financial objectives. The determination of the bonus payments was based on our compensation committee’s evaluation of the individual executive officer’s performance, as well as an assessment of past and future performance, including, but not limited to, subjective assessments of our operational performance during the year and position for the achievement of acceptable financial performance in the subsequent year.

As described below with respect to 2017 compensation, in the future, our compensation committee, subject to any applicable employment agreements, will determine performance parameters and bonus opportunities for appropriate executives annually. At the end of each year, the Board and compensation committee will determine the level of achievement for each corporate goal.

The fiscal 2016 discretionary cash bonuses approved by our compensation committee for our NEOs were as follows:

Name	Fiscal 2016 Discretionary Cash Bonus
Sven-Olof Lindblad	$500,000
Ian T. Rogers	$506,250
Craig I. Felenstein	$200,000
Dean (Trey) Byus III	$256,321
Philip J. Auerbach	$200,000

2017 Short-Term (Annual) Incentive Compensation

In March 2017, our compensation committee adopted an Employee Incentive Plan (EIP) under our 2015 Long-Term Incentive Plan to govern annual cash incentive award opportunities for our executive officers and other key employees. Target award levels under the EIP are based on a percentage of each participant’s base salary and cash incentive awards are earned based on performance against metrics, which, for 2017, will be based on our Adjusted EBITDA (50%), Net Yield (25%) and Guest Satisfaction (25%).

For 2017, target award levels for our NEOs were set at the following maximum levels (as a percentage of base salary) by a subcommittee of our compensation committee: Mr. Lindblad: 75%; Mr. Felenstein: 75%; Mr. Rogers: 75%; Mr. Auerbach: 75%; and Mr. Byus: 75%. For 2017, awards may be earned at a level of up to 150% of the target level if maximum performance goals are achieved. Final payouts for 2017 will be determined by our compensation committee (or a subcommittee thereof) in early 2018. Our compensation committee has the discretion to adjust the achievement of the financial metrics for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Long-Term Incentive Compensation

2016 Long-Term Incentive Compensation.

We utilize stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock-based awards will align the incentives of our executives with the interests of our stockholders and with our long-term success. Equity awards to our executive officers are granted by our compensation committee (or a subcommittee thereof), through our 2015 Long-Term Incentive Plan.

In connection with the Lindblad merger, options to purchase shares of Lindblad’s Class A common stock held by Messrs. Rogers and Byus were converted into options to purchase shares of our common stock. The options were originally scheduled to vest in three equal annual installments following the date of grant and were adjusted in connection with the merger, with respect to vesting and exercisability, such that the converted options vested (or will vest) and become exercisable as follows (subject to the executive’s continued employment through the applicable vesting date):

•         33.3% of the options vested on the one-month anniversary of the closing date of the merger and have been exercised by each of the executive officers.

•         16.7% of the options vested on January 1, 2016 and have been exercised by each of the executive officers.

•         25% of the options vested on December 31, 2016 and will expire on December 31, 2017 if not exercised on or before that date.

•         25% of the options will vest on December 31, 2017 and will expire on December 31, 2018 if not exercised on or before that date.

In light of the equity awards to Messrs. Rogers and Byus in connection with the merger and Mr. Lindblad’s equity position in our company, our compensation committee did not make any equity awards to such executives in 2016.

In connection with the appointment of Mr. Skarda in January 2016, our compensation committee approved a grant of stock options to purchase 20,000 shares of our common stock vesting annually pro rata over a four-year period at an exercise price of $11.26 per share. In connection with the appointment of Mr. Auerbach in May 2016, our compensation committee approved a grant of 90,000 restricted shares of our common stock, vesting annually pro rata over a four-year period. In connection with the appointment of Mr. Felenstein in September 2016, our compensation committee approved (i) a grant of 40,000 restricted shares of our common stock vesting annually pro rata over a four-year period and (ii) a grant of stock options to purchase 200,000 shares of our common stock vesting annually pro rata over a four-year period at an exercise price of $9.47 per share.

2017 Long-Term Incentive Compensation.

In March 2017, our compensation committee (or a subcommittee thereof) approved awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) to key employees, including our named executive officers, under our 2015 Long-Term Incentive Plan, each as described in more detail below:

RSUs. The RSUs are time vesting equity incentive awards that will vest in three equal annual installments following the April 2017 grant date, subject to the recipient’s continued employment or service with us or our subsidiaries on the applicable vesting date. Upon vesting, each RSU represents the right to receive one share of our common stock or an equivalent amount of cash. Each RSU is granted in tandem with a dividend equivalent right, which is subject to the same vesting schedule as the underlying RSU to which it relates. For 2017, RSU awards were granted in the following amounts to our NEOs, with the number of RSUs determined based upon the closing price of our common stock on March 31, 2017: Mr. Lindblad: $375,000; Mr. Felenstein: $200,000; Mr. Rogers: $250,000; Mr. Auerbach: $200,000; and Mr. Byus: $137,500.

PSUs. The PSUs are performance-vesting equity incentive awards that will be earned based on our performance against metrics relating to annual Adjusted EBITDA, annual revenue, and guest satisfaction. Awards will vest after a three-year performance period and may be earned a level ranging from 0%-200% of the number of PSUs granted, depending on performance. Each PSU is granted in tandem with a dividend equivalent right, which is subject to the same performance vesting terms as the underlying PSU to which it relates. For 2017, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on March 31, 2017: Mr. Lindblad: $375,000; Mr. Felenstein: $200,000; Mr. Rogers: $225,000; Mr. Auerbach: $200,000; and Mr. Byus: $137,500.

Retirement and Other Benefits

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k) plan pursuant to which we matched any employee contributions, including our NEOs, up to $1,800 in 2016. We also provide certain other customary benefits to our employees, including our NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year. During 2016, we also paid for an apartment for Mr. Rogers in New York City close to our executive offices to facilitate Mr. Roger’s commute to our office.

Appointment of New Named Executive Officers

The compensation packages below for our newly appointed executive officers were determined by our compensation committee comparing competitive levels for similar positions in our industry and by considering the executive’s prior compensation arrangements, as well as through negotiations with the applicable executive.

Craig I. Felenstein. Effective September 6, 2016, we appointed Craig I. Felenstein as our new Chief Financial Officer. In connection with Mr. Felenstein’s appointment, we entered into an employment agreement with Mr. Felenstein (as described below), pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $400,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our compensation committee, with bonuses to be targeted at 75% of annual base salary; (iii) an annual equity incentive award to be targeted at 100% of annual base salary, (iv) a grant of 40,000 restricted shares of our common stock vesting annually pro rata over a four-year period and (v) a grant of stock options to purchase 200,000 shares of our common stock vesting annually pro rata over a four-year period.

Philip J. Auerbach. Effective May 26, 2016, we appointed Philip J. Auerbach as our new Chief Commercial Officer. In connection with Mr. Auerbach’s appointment, we entered into an employment agreement with Mr. Auerbach (as described below), pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $400,000; (ii) a one-time signing bonus of $125,000 (a portion of which was intended to cover relocation expenses), provided, however, that if Mr. Auerbach’s employment with us is terminated for “cause” or due to his resignation without “good reason” during the first year of employment, he must repay the full amount of the signing bonus to us and if such termination occurs during the second year of employment, he must repay 50% of the signing bonus to us; (iii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our compensation committee with bonuses to be targeted at 75% of annual base salary; (iv) an annual equity incentive award to be targeted at 100% of annual base salary; and (v) a grant of 90,000 restricted shares of our common stock vesting annually pro rata over a four-year period.

Summary Compensation Table for 2016

The following table summarizes the compensation earned in each of the last three completed fiscal years to our NEOs:

Name and Principal Position	Year	Salary	Bonus		Stock Awards(2)		Option Awards(2)		All Other Compensation(3)	Total
Sven-Olof Lindblad	2016	$674,918	$500,000		$—		$—		$91,042	$1,265,960
President and Chief Executive Officer	2015	$668,429	$5,506,187	(4)	$—		$—		$20,305	$6,194,921
	2014	$648,960	$2,050,000		$—		$—		$24,589	$2,723,549

Ian T. Rogers	2016	$449,946	$506,250		$—		$—		$127,295	$1,083,491
Chief Operating Officer, Vice President	2015	$445,620	$3,179,734	(5)	$—		$—		$68,892	$3,694,246
and Treasurer	2014	$432,640	$1,210,000		$—		$10,923,501		$24,589	$12,590,730

Craig I. Felenstein	2016	$128,975	$200,000		$378,800	(7)	$978,000	(8)	$4,251	$1,690,026
Chief Financial Officer

John T. McClain(1)	2016	$300,746	$250,000		$—		$—		$18,003	$568,749
Former Chief Financial Officer	2015	$59,664	$59,488		$—		$1,662,000		$—	$1,781,152

Dean (Trey) Byus III	2016	$227,841	$256,321		$—		$—		$27,030	$511,195
Chief Expedition Officer	2015	$225,650	$2,208,688	(6)	$—		$—		$26,642	$2,460,980
	2014	$219,078	$470,000		$—		$3,641,167		$24,589	$4,354,834

Philip J. Auerbach	2016	$239,488	$325,000		$909,000	(7)	$—		$10,417	$1,483,905
Chief Commercial Officer

____________

(1)      Mr. McClain’s employment with us terminated on September 6, 2016.  See “Estimated Additional Compensation Triggered by Termination of Employment if Terminated on the Last Business Day of 2016” below.

(2)      The amounts in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. The fair value of stock options are based on a Black-Scholes pricing model. Refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)      The amounts in this column for 2016 consist of the following for each executive:

	401(k) Match	Health Insurance Premiums	Life, Accidental Death & Dismemberment and Long Term Disability Premiums	Housing Payment
Sven-Olof Lindblad	$1,800	$23,960	$65,283	$—
Ian T. Rogers	$1,800	$23,960	$1,270	$100,265
John T. McClain	$1,800	$15,973	$230	—
Craig I Felenstein	$—	$3,993	$258	$—
Philip J. Auerbach	$116	$9,983	$318	$—
Dean (Trey) Byus III	$1,800	$23,960	$1,270	$—

(4)      Amount consists of a $5,000,000 success fee that was paid by DVB Bank America, N.V. and a discretionary bonus of $506,187.

(5)      Amount consists of a one-time transaction bonus of $2,504,815 that was paid upon consummation of the merger with Lindblad and a discretionary bonus of $674,919.

(6)      Amount consists of a one-time transaction bonus of $1,866,926 that was paid upon consummation of the merger with Lindblad and a discretionary bonus of $341,762.

(7)      Amount consists of the fair value of restricted shares granted at the date of hire. Craig I. Felenstein received 40,000 shares with a grant price of $9.47 and Philip J. Auerbach received 90,000 shares with a grant price of $10.10 on September 6, 2016 and May 26, 2016, respectively.

(8)      Amount consists of the fair value of 200,000 stock options granted to Craig I. Felenstein with a calculated fair value of $4.89 per option.

GRANTS OF PLAN BASED AWARDS DURING 2016

The following table sets forth information about grants of plan based awards to our NEOs during the year ended December 31, 2016.

Name	Grant Date	Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Craig I. Felenstein	09/06/16	07/18/16	40,000	—	—	$378,800
Craig I. Felenstein	09/06/16	07/18/16	—	200,000	$9.47	$978,000
Philip J. Auerbach	05/26/16	04/14/16	90,000	—	—	$909,000

____________

(1)      Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. The fair value of stock options are based on a Black-Scholes pricing model. Refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table sets forth information about outstanding equity awards held on December 31, 2016 by our NEOs.

	Stock Awards		Option Awards
Name	Number of Shares or Units of Stock That Have not Vested (#)(1)	Market Value of Shares or Units of Stock That Have not Vested ($)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Ian T. Rogers	—	—	716,568	716,568	$1.76	(3)
Craig I. Felenstein	40,000	378,000	—	200,000	$9.47	09/06/26 (4)
Dean (Trey) Byus III	—	—	238,856	238,856	$1.76	(3)
Philip J. Auerbach	90,000	850,500	—	—	$—	N/A

____________

(1)      The restricted shares vest 25% per year on the anniversary of the date of grant, subject to continued employment with us.

(2)      The amounts in this column have been computed based on the closing price of our common stock of $9.45 on December 30, 2016 (the last business day of 2016). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3)      The vested options expire on December 31, 2017 and the unvested options expire on December 31, 2018. The unvested options will vest on December 31, 2017, subject to continued employment with us.

(4)      The options vest 25% per year on the anniversary of the date of grant, subject to continued employment with us.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table sets forth information about option exercises for our NEOs in 2016. None of our NEOs had restricted stock vest in 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ian T. Rogers	478,667	$4,245,776
Dean (Trey) Byus III	159,556	$1,445,577
	638,223	$5,691,354

____________

(1)      The amounts in this column represent the difference between (i) the market value of the shares of common stock acquired on exercise of the options and (ii) the option exercise price.

Agreements with Executive Officers

We have entered into agreements with certain of our executive officers as follows:

Sven-Olof Lindblad. In connection with our merger with Lindblad, we entered into a non-competition agreement with Mr. Lindblad. Under this non-competition agreement, Mr. Lindblad is restricted, on a worldwide basis, from providing services to a competitor of ours until the later to occur of (i) five years following the closing of the merger with Lindblad, or (ii) two years following Mr. Lindblad’s termination of employment with us. Mr. Lindblad’s non-competition agreement also contains a prohibition against soliciting our personnel and customers for two years following his termination of employment as well as customary confidentiality covenants and provisions addressing assignment of intellectual property rights.

Ian T. Rogers and Dean (Trey) Byus III. In connection with our merger with Lindblad, we entered into new employment agreements with Messrs. Rogers and Byus that each have a term that began on the closing date of the merger (July 8, 2015) and ending on the third anniversary thereof (July 8, 2018). The agreements extend automatically for successive 12-month periods unless either party delivers notice of non-renewal to the other no later than 60 days before the end of the then-current term. Mr. Rogers’ initial annual base salary was $450,000 and Mr. Byus’ initial annual base salary was $219,078, each subject to periodic review and adjustment. Each executive will have an annual target bonus opportunity, to be earned based on performance as determined by our Board of Directors.

If we were to terminate the executive’s employment without “cause” (which includes our non-extension of the term) or if the executive were to resign for good “reason” (each a “Qualifying Termination”), the executive will be entitled to, subject to his signing and not revoking a general release of claims, (i) severance payments equal to one times the sum of annual base salary plus average annual bonus over the preceding three-year period, payable over a 12-month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on actual performance for the fiscal year) and (iii) COBRA continuation coverage for 12 months after the termination date. In addition, any options that would have vested within the next 12 months following the termination date if the executive had remained employed will accelerate and vest upon termination.

If a Qualifying Termination occurs within one year after a change in control, or while we are party to a definitive agreement the consummation of which would result in a change in control, the employment agreements provide that the executive will be entitled to, subject to his signing and not revoking a general release of claims and in lieu of the amounts above, (i) severance payments equal to two times the sum of annual base salary plus target annual bonus amount, payable over a 24-month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on our actual performance for the fiscal year) and (iii) COBRA continuation coverage for 24 months after the termination date. In addition, any options that would have vested within the next 12 months following the termination date if the executive had remained employed will accelerate and vest upon termination.

The employment agreements contain mutual non-disparagement and customary confidentiality and assignment of inventions provisions. In addition, for 24 months following termination, the employment agreements prohibit the executive from competing with our business worldwide (except for providing services to a conglomerate that competes with us if the executive is not directly involved with the competitive division or line) and from soliciting our employees, independent contractors, customers, suppliers and similar counterparties.

“Cause” is defined in the employment agreements to mean, subject to us providing timely notice and the executive’s right to cure, the executive’s (i) willful misconduct and mismanagement that is materially injurious to us; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of our Board of Directors consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing executive’s duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness. Action or inaction is only “willful” if done or omitted by the executive without the good faith belief that such action or inaction is in our best interests.

“Good reason” is defined in the employment agreements to mean (i) a material diminution in executive’s base compensation, the budget that the executive oversees, or the executive’s authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where the executive must perform services; or (iii) any other action or inaction that constitutes a material breach of the executive’s employment agreement.

Craig I. Felenstein. In connection with Mr. Felenstein’s appointment, we entered into an employment agreement with Mr. Felenstein for an initial term of four years, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $400,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our compensation committee, with bonuses to be targeted at 75% of annual base salary; (iii) an annual equity incentive award to be targeted at 100% of annual base salary, (iv) a grant of 40,000 restricted shares of our common stock vesting annually pro rata over a four-year period and (v) a grant of stock options to purchase 200,000 shares of our common stock vesting annually pro rata over a four-year period; provided, however, that (x) if Mr. Felenstein’s employment terminates due to death, disability or without cause or due to his resignation for good reason prior to the fourth anniversary of the effective date of the agreement, the portion of the restricted shares and the shares subject to the stock option scheduled to vest on the next regular anniversary vesting date shall vest; (y) upon a “change in control” (as defined in our 2015 Long-Term Incentive Plan), the value of any unvested restricted shares will be retained in Mr. Felenstein’s favor under comparable terms as he had prior to such change in control (which retention may be in the form of stock and/or cash); and (z) if Mr. Felenstein’s employment terminates without cause or due to his resignation for good reason within one year after a change in control, 100% of the restricted shares and the shares subject to the stock option (to the extent outstanding following such transaction) shall vest.

In addition, If Mr. Felenstein’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to continuation of his annual base salary and payment or reimbursement of COBRA premiums for (a) a six month period if such termination occurs prior to the two-year anniversary of the effective date; (b) a nine month period if such termination occurs on or after the two-year anniversary of the effective date but prior to the three-year anniversary of the effective date; or (c) a twelve month period if such termination occurs on or after the three-year anniversary of the effective date. Upon such termination or his death or disability, Mr. Felenstein will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Felenstein must execute a general release of claims. Mr. Felenstein will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Messrs. Rogers and Byus.

Philip J. Auerbach. In connection with Mr. Auerbach’s appointment, we entered into an employment agreement with Mr. Auerbach for an initial term of four years, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $400,000; (ii) a one-time signing bonus of $125,000 (a portion of which was intended to cover relocation expenses), provided, however, that if Mr. Auerbach’s employment with us is terminated for “cause” or due to his resignation without “good reason” during the first year of employment, he must repay the full amount of the signing bonus to us and if such termination occurs during the second year of employment, he must repay 50% of the signing bonus to us; (iii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our compensation committee with bonuses to be targeted at 75% of annual base salary; (iv) an annual equity incentive award to be targeted at 100% of annual base salary; and (v) a grant of 90,000 restricted shares of our common stock vesting annually pro rata over a four-year period; provided, however, that (x) if Mr. Auerbach’s employment terminates due to death, disability or without cause or due to his resignation for good reason, a portion of the restricted shares that otherwise would have vested following the date of termination will vest, such that (i) if such termination occurs on or before the one year anniversary of the effective date of the agreement, 40% of the restricted shares shall vest; (ii) if such termination occurs after the one-year anniversary of the effective date and on or before the two-year anniversary of the effective date, 60% of the restricted shares shall vest; (iii) if such termination occurs after the two-year anniversary of the effective date and on or before the three-year anniversary of the effective date, 80% of the restricted shares shall vest; and (iv) if such termination occurs after the three-year anniversary of the effective date and before the restricted shares have fully vested on the four-year anniversary of the Effective Date, 100% of the restricted shares shall vest; (y) upon a “change in control” (as defined in our 2015 Long-Term Incentive Plan), the value of any unvested restricted shares will be retained in Mr. Auerbach’s favor under comparable terms as he had prior to such change in control (which retention may be in the form of stock and/or cash); and (z) if Mr. Auerbach’s employment terminates without cause or due to his resignation for good reason within one year after a change in control, 100% of the restricted shares shall vest.

In addition, if Mr. Auerbach’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to continuation of his annual base salary and payment or reimbursement of COBRA premiums for (a) a six month period if such termination occurs prior to the two-year anniversary of the effective date; (b) a nine month period if such termination occurs on or after the two-year anniversary of the effective date but prior to the three-year anniversary of the effective date; or (c) a twelve month period if such termination occurs on or after the three-year anniversary of the effective date. Upon such termination or his death or disability, Mr. Auerbach will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Auerbach must execute a general release of claims. Mr. Auerbach will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Messrs. Rogers and Byus.

Benjamin L. Bressler. In connection with Mr. Bressler’s appointment, we entered into an employment agreement with Mr. Bressler for an initial term through December 31, 2020, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $200,000; (ii) an annual cash bonus opportunity equal to 10% of Natural Habitat’s net profits (after giving effect to accrual or payment of such bonus) (the “Net Profit Bonus”); and (iii) an equity incentive opportunity to earn an award of options based on the future financial performance of Natural Habitat. Specifically, as soon as practicable after September 30, 2020, we will calculate the Final Year Equity Value of Natural Habitat (as defined in the employment agreement) and if it exceeds $25 million, effective as of December 31, 2020, subject to his continued employment through that date, Mr. Bressler will be granted a number of options that will have a fair value (generally determined in accordance with applicable accounting standards) equal to 10.1% of such excess. Any such options will have a per-share exercise price equal to the fair market value of our common stock on the grant date and will be fully vested and exercisable as of the grant date. If our Board of Directors reasonably determines that issuing options would violate any applicable law or regulation or any applicable securities exchange listing standards or other requirements or the terms and conditions of our equity incentive plan then in effect, we may instead settle the equity incentive opportunity with a lump-sum cash payment equal to 10.1% of such excess. In addition, in the event Natural Habitat makes any dividend payment or other distribution to its stockholders during the period beginning on the closing date of the acquisition of Natural Habitat and ending on September 30, 2020, upon the occurrence of such dividend payment or other distribution, Mr. Bressler will be entitled to receive a supplementary compensatory cash payment equal to 10.1% of the aggregate dividend or distribution payment amount, subject to his continued employment through the date of payment.

The employment agreement also provides that, upon the termination of Mr. Bressler’s employment due to death or disability, subject to his signing and not revoking a general release of claims, he will be entitled to (i) a pro-rated portion of any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (ii) if such termination occurs prior to December 31, 2020, a lump sum cash payment equal to 10.1% of the Final Year Equity Value of Natural Habitat (determined in this circumstance as of the last day of the calendar quarter ending prior to the termination date) over $25.0 million (the “Equity Opportunity Payout”). The employment agreement also provides that, upon the termination of Mr. Bressler’s employment without cause or his resignation of employment for good reason, subject to his signing and not revoking a general release of claims, he will be entitled to (i) severance payments equal to one times his annual base salary, (ii) any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (iii) if such termination occurs prior to December 31, 2020, the Equity Opportunity Payout.

The employment agreement contains confidentiality and assignment of inventions provisions for the benefit of us, Natural Habitat and their direct and indirect subsidiaries and prohibits Mr. Bressler from competing with, or soliciting the employees of, us, Natural Habitat and their direct and indirect subsidiaries, for a period of two years following his termination.

In addition, Mr. Bressler’s remaining 19.9% ownership interest in Natural Habitat is subject to an arrangement providing for put/call rights that generally cannot be exercised, with certain exceptions, until 2020.

“Cause” is defined in the employment agreements to mean, subject to us providing timely notice and the executive’s right to cure, the executive’s (i) willful misconduct and mismanagement that is materially injurious to Natural Habitat; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Natural Habitat Board of Directors or our Board of Directors consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing executive’s duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness. Action or inaction is only “willful” if done or omitted by the executive without the good faith belief that such action or inaction is in the best interests of Natural Habitat.

“Good reason” is defined in the employment agreement to mean (i) a material diminution in executive’s base compensation or the formula for determining Net Profit Bonus from the highest level in effect during the term, the budget that the executive oversees, or the executive’s authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where the executive must perform services; or (iii) any other action or inaction that constitutes a material breach of the executive’s employment agreement.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF
EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2016

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2016. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

Termination Without Cause or for Good Reason Without a Change in Control:

Name	Cash		Equity		Perquisites/ Benefits		Total
Sven-Olof Lindblad	$—		$—		$—		$—
Ian T. Rogers	$1,053,279	(1)	$11,020,816	(3)	$23,960	(5)	$12,098,055
Craig I. Felenstein	$200,000	(2)	$151,200	(4)	$11,980	(6)	$363,180
Philip J. Auerbach	$200,000	(2)	$340,200	(4)	$11,980	(6)	$552,180
Dean (Trey) Byus III	$529,016	(1)	$3,673,605	(3)	$23,960	(5)	$4,226,581

Termination Without Cause or for Good Reason in connection with a Change in Control:

Name	Cash		Equity		Perquisites/ Benefits		Total
Sven-Olof Lindblad	$—		$—		$—		$—
Ian T. Rogers	$1,575,000	(7)	$11,020,816	(3)	$47,919	(8)	$12,643,735
Craig I. Felenstein	$200,000	(2)	$378,000	(9)	$11,980	(6)	$589,980
Philip J. Auerbach	$200,000	(2)	$850,500	(9)	$11,980	(6)	$1,062,480
Dean (Trey) Byus III	$797,444	(7)	$3,673,605	(3)	$47,919	(8)	$4,518,968

____________

(1)      Amounts represent the sum of (i) one times annual base salary and (ii) average annual bonus for the years ended December 31, 2016, 2015 and 2014 (excluding the special retention bonus in December 2014).

(2)      Amount represents six months of annual salary.

(3)      Amount shown represents the product of (i) the number of shares underlying all unvested stock options and (ii) the excess, if any, of the closing price per share of our common stock on December 30, 2016 of $9.45 and the exercise price per share of such options.

(4)      Amounts represents the market value of 40% of the unvested restricted shares at the December 30, 2016 closing share price of $9.45. Craig I. Felenstein’s 200,000 options immediately vested at December 31, 2016 due to the change in control, but the market price at December 30, 2016 of $9.45 is less than the exercise price of $9.47, which results in an intrinsic value of less than zero. Therefore, there was no value associated with Mr. Felenstein’s options due to the change in control on December 31, 2016.

(5)      Amount represents the value of COBRA continuation coverage for a period of 12 months.

(6)      Amount represents the value of COBRA continuation coverage for a period of 6 months.

(7)      Amount represents two times the sum of (i) annual base salary and (ii) target bonus (150% of base salary).

(8)      Amount represents the value of Cobra continuation coverage for a period of 24 months.

(9)      Amount represents the market value of 100% of the unvested restricted shares at December 30, 2016 closing share price of $9.45. Craig I. Felenstein’s 200,000 options immediately vested at December 31, 2016 due to the change in control, but the market price at December 30, 2016 of $9.45 is less than the exercise price of $9.47, which results in an intrinsic value of less than zero. Therefore, there was no value associated with Mr. Felenstein’s options due to the change in control on December 31, 2016.

John T. McClain. On April 29, 2016, John T. McClain tendered his resignation as our Chief Financial Officer to pursue other business opportunities. On May 2, 2016, we entered into an amended and restated employment agreement with Mr. McClain, which provided that Mr. McClain would receive a guaranteed bonus payment of

$250,000 in 2016, to be paid in two installments of $75,000 and $175,000 on each of May 15, 2016 and August 15, 2016, respectively. These payments were contingent on Mr. McClain not being terminated for “cause” or resigning without “good reason” before the applicable payment date. Mr. McClain’s employment with us terminated on September 6, 2016 upon the appointment of our new Chief Financial Officer. Other than the guaranteed bonus payments, Mr. McClain did not receive any compensation upon the termination of his employment with us.

Compensation Policies and Practices and Risk Management

The compensation committee considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the compensation committee does not see them as encouraging risk taking. We also provide NEOs with equity awards to help further align their interests with our interests and those of our stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives have significant value tied to our long-term corporate success and performance.

The compensation committee believes that our compensation philosophy and programs will encourage employees to strive to achieve both short-and long-term goals that are important to our success and building stockholder’s value, without promoting unnecessary or excessive risk taking. The compensation committee has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of our compensation committee served as one of our employees. Prior to our merger with Lindblad in 2015, Mark Ein served as the Chief Executive Officer, Treasurer and Secretary of Capital Acquisition Corp. II and L. Dyson Dryden served as Chief Financial Officer of Capital Acquisition Corp. II, neither of whom received any compensation for their service as an executive officer. No member of our compensation committee entered into a related party transaction with us during fiscal year 2016.

No interlocking relationships exist between our Board of Directors or our compensation committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our compensation committee.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John M. Fahey (Chair)
L. Dyson Dryden
Mark D. Ein
Catherine B. Reynolds

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

Other than as described below, since January 1, 2016, we have not entered into, and there are no currently proposed, related party transactions.

The son of Sven-Olof Lindblad, our President and Chief Executive Officer, is employed by us as Director of Global Business Development. In 2016, he received an aggregate compensation of $273,050, inclusive of salary and bonuses.

PROPOSAL NO. 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on our 2016 executive compensation as reported in this proxy statement.

We urge stockholders to read the “Executive Compensation” section beginning on page 17 of this proxy statement, as well as the Compensation Discussion and Analysis, the Summary Compensation Table and other related compensation tables and narrative in this proxy statement, which provide detailed information on the compensation of our NEOs.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of Lindblad Expeditions Holdings, Inc. (the “Company”) approve, on an advisory basis, the 2016 compensation of the Company’s named executive officers disclosed in the Executive Compensation section and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Our Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3
THE RATIFICATION OF THE APPOINTMENT OF
THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2017

The audit committee has appointed Marcum LLP as our independent registered certified public accounting firm for fiscal year 2017 and has further directed that the selection of Marcum LLP be submitted to a vote of stockholders at the annual meeting for ratification.

In selecting Marcum LLP to be our independent registered public accounting firm for 2017, our audit committee considered the results from its review of Marcum LLP’s independence, including (i) all relationships between Marcum LLP and our Company and any disclosed relationships or services that may impact Marcum LLP’s objectivity and independence; (ii) Marcum LLP’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the Marcum LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit committee charter does not require that our stockholders ratify the selection of Marcum LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our audit committee may reconsider whether to retain Marcum LLP, but still may retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of Marcum LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the appointment of
Marcum LLP as our independent registered certified public accounting firm for the year 2017.
If the appointment is not ratified, our audit committee will consider whether it should select another independent registered certified public accounting firm.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table provides information relating to the fees billed to us by Marcum LLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$354,661	$435,000

Audit-related fees(2)	$34,170	$86,005

Tax fees	$—	$—

All other fees	$—	$—

____________

(1)      Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work).

(2)      Audit-related fees consist of professional services in connection with our May, 4, 2016 acquisition of Natural Habitat, Inc. and 2015 professional services in connection with our merger with Lindblad.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit committee generally pre-approves specified series in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

The audit committee has considered whether the provision of the services not related to the audit of the financial statements acknowledged in the table above was compatible with maintaining the independence of Marcum LLP’s and is of the opinion that the provision of these services was compatible with maintaining Marcum LLP’s independence.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The audit committee also reviewed our consolidated financial statements for fiscal 2016 with Marcum LLP, our independent auditors for fiscal 2016, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Board of Directors has discussed with Marcum LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The audit committee has received the written disclosures and the letter from Marcum LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Board of Directors concerning independence and has discussed with Marcum LLP its independence and has considered whether the provision of non-audit services provided by Marcum LLP is compatible with maintaining Marcum LLP’s independence.

Based on the reviews and discussions referred to above, the Board of Directors recommended that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Board of Directors has selected Marcum LLP as our independent auditor for 2017.

This report is submitted by the members of the audit committee of the Board of Directors:

L. Dyson Dryden (Chair)
Paul J. Brown
Mark D. Ein

STOCKHOLDER PROPOSALS FOR THE 2018 MEETING

Our bylaws provide that, for matters to be properly brought before an annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary.

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2018 must be received by us no later than December 22, 2017. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices other than during the time period set forth below and will not be placed on the agenda for the meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary at 96 Morton Street, 9th Floor, New York, NY 10014. To be timely, a stockholder’s notice shall be delivered to, or made any received by, the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

OTHER MATTERS

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class B Directors

Nominees

01 L. Dyson Dryden 02 John M. Fahey 03 Catherine B. Reynolds

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000331209_1 R1.0.1.15